Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces Appointment of Richard J. Daly and

Donald A. Denkhaus to its Board of Directors

CORAL GABLES, Fla., Feb 19, 2015 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), (Catalyst Pharmaceuticals), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced the appointment of Richard J. Daly and Donald A. Denkhaus to the Company’s Board of Directors.

“Catalyst is pleased to welcome such exceptional and successful pharmaceutical business leaders to its board, adding additional financial, operational and commercial expertise as we transform from a clinical stage company to a commercial operation,” said Patrick J. McEnany, Chairman and CEO of Catalyst.

Richard J. Daly

Mr. Daly has over 20 years of commercial pharmaceutical experience working in positions of progressive responsibility in sales, marketing and operations. Recently, Mr. Daly was the President of U.S. Diabetes for the joint alliance between Bristol-Myers Squibb and AstraZeneca. In the past Mr. Daly was a founding partner and board member of SagePath Partners LLC, a commercial outsourcing provider to the pharmaceutical industry. During his recent tenure at Takeda Pharmaceuticals he served as Executive Vice President with P&L responsibility for businesses across the U.S., Canada, and Central/South America. Earlier in his career, he served in the sales organizations at Merrell-Dow Pharmaceuticals (now part of Sanofi) and TAP Pharmaceuticals (formerly a division of Abbott Labs) in sales, marketing, operations and senior leadership positions at TAP and Takeda. Mr. Daly holds a BS in Microbiology from The University of Notre Dame and an MBA from Northwestern University’s Kellogg School of Management.

Donald A. Denkhaus

Mr. Denkhaus is a senior financial executive and CPA with forty years of broad-based business experience. He was a member of the Board of Directors of Noven Pharmaceuticals, Inc., a specialty pharmaceutical company focused on woman’s health and psychiatry from 2004 until it was sold in August 2009. He served as chairman of Noven’s Audit Committee and meets the SEC requirements as an “audit committee financial expert”. Mr. Denkhaus was with Arthur Andersen, global professional services firm, from 1970 to 2002, where he spent 22 years as an audit partner, including serving several publicly-held South Florida pharmaceutical companies. From 2010 through 2013 he was Chairman of Nuovo Biologics, LLC, a privately held company that is developing an antiviral drug, initially for animal use. Additionally, Mr. Denkhaus is currently chairman and chief financial officer of a privately-held company that provides dubbing and subtitling to the television industry. He received a Masters of Business Administration degree with a major in finance from the University of Maryland and a Bachelors of Business Administration with a major in accounting from Kent State University.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse™ for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

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